                                                                   EXHIBIT 10.09


                        eROOM TECHNOLOGY, INC. LETTERHEAD

                                                               September 6, 2000


Robert L. Lentz
93 Lake Road Terrace
Wayland, MA  01778

Dear Bob:

     This letter summarizes the terms of your severance agreement with eRoom Technology, Inc. (together with any successors or assigns, the "Company"). Under the terms of this Agreement, you may be eligible to receive severance pay upon the termination of your employment with the Company if the conditions below are met.

1.       TERMINATION OF EMPLOYMENT.

     (a) If there has been a Sale of the Company (as defined in the Non-Qualified Option and Stock Repurchase Agreement between you and the Company dated February 18, 2000 (the "Option Agreement")) and at or prior to the Sale of the Company you are not offered continued employment by the successor to the
Company:

         (i) at the same or higher total compensation level than in effect for you as an employee of the Company prior to the Sale of the Company,

        (ii) consisting of responsibilities not materially reduced from the level of responsibilities undertaken by you as an employee of the Company prior to the Sale of the Company, AND

       (iii) within a 40-mile radius of the Company's principal offices prior to the Sale of the Company (except for business travel consistent with your responsibilities as an employee of the Company)

AND your employment with the Company is terminated voluntarily by you or by the Company without Cause (as defined in the Option Agreement) on, prior to or within 3 months after the Sale of the Company then the Company shall provide the severance set forth in Section 2 below.

      (b) If there has been a Sale of the Company and you are offered and accept continued employment meeting the criteria set forth in Section 1(a)(i)-(iii) above but, within the 12 months following the Sale of the Company,

         (i) your total compensation level is reduced below the total compensation in effect for you as an employee of the Company prior to the Sale of the Company,

        (ii) your responsibilities are materially reduced below the level of responsibilities you had as an employee of the Company prior to the Sale of the Company, OR

       (iii) you are transferred by the Company to a location beyond a 40-mile radius of the Company's principal offices prior to the Sale of the Company (except for business travel consistent with your responsibilities as an employee of the Company)

AND your employment with the Company is voluntarily terminated by you or by the Company without Cause within three months of the occurrence of one of the events described in Section 1(b)(i)-(iii) above, then the Company shall provide the severance set forth in Section 2 below.

      (c) If there has been a Sale of the Company and you are offered and accept employment meeting the criteria set forth in Section 1(a)(i)-(iii) above but, within the 12 months following the Sale of the Company, your employment with the Company is terminated by the Company without Cause, then the Company shall provide the severance set forth in Section 2 below.

2.       SEVERANCE.

         If the conditions set forth in Section 1(a) or 1(b) or 1(c) are met, the following provisions shall be applicable:

         (a) The Company shall pay you salary continuation at your then-current base salary rate for a period of 6 months following the date of termination in accordance with the Company's normal payroll practice, as may be modified by the Company from time to time.

         (b) The Company shall pay you a one-time payment equal to your targeted bonus amount established by the Company payable for the year in which your date of termination occurs; provided that such payment shall be pro rated to reflect the number of days you have been employed by the Company during such year. (By way of example, if your targeted bonus amount for the year 2000 is equal to 40% of your base salary of $100,000 and you have worked until June 30, 2000 before leaving the Company, the one-time payment under this subsection (b) would be $20,000.) The payment set forth in this Section 2(b) shall be paid at the time of the first regularly-scheduled payroll payment (in accordance with the Company's normal payroll practice) following the date of your termination.

         (c) The Company shall provide you the same benefits to which you are eligible and are receiving at your termination date (to the extent permitted by law and/or the terms and conditions of the applicable plan documents governing such benefits) for a period of 6 months following the date of termination in accordance with the Company's existing policies, as may be modified by the Company from time to time.

         (d) Receipt by you of the foregoing payments will be conditioned on your execution and delivery of a release in a form acceptable to the Company. Moreover, the Company shall terminate all such payments if it determines that you have violated any of the provisions contained in your Employee Non-Disclosure and Developments Agreement or Non-Competition Agreement.

         (e) If the Company in its discretion determines that it is obligated to withhold any tax in connection with the payments or benefits provided in this
Section 2, you hereby agree that the Company may withhold from such payments/benefits the appropriate amount of tax.

3. ACKNOWLEDGEMENT. You acknowledge that neither this Agreement nor any other document you have signed regarding your employment with the Company constitutes an implied or written contract for employment and/or constitutes a promise for employment of a definite term or duration.

4. ENTIRE AGREEMENT. This Severance Agreement (together with the Option Agreement) contains the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes any previous agreements or contracts between them which relate to the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect and are null and void.

5. AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by you and the Company, which makes specific reference to this Agreement.

6. GOVERNING LAW. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

7. ASSIGNMENT. You may not assign any of your rights or delegate any of your duties under this Agreement. The rights of the Company under this Agreement shall inure to the benefit of and the obligations of the Company under this Agreement shall be assumed by the successors and assigns of the Company.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Severance Agreement as of this 6th day of September, 2000.


                                         eRoom Technology, Inc.

/s/ Robert L. Lentz                      /s/ Jeffrey R. Beir
----------------------------             ---------------------------------------
Robert L. Lentz                          By:    Jeffrey R. Beir
                                         Title: President and CEO